SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                         _______________


                            FORM 8-K
                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                          June 23, 1998


                     REYNOLDS METALS COMPANY
                     -----------------------
     (Exact name of registrant as specified in its charter)




   Delaware                  1-1430                 54-0355135
   --------                  ------                 ----------
(State of Incorporation)  (Commission             (IRS Employer
                          File Number)        Identification Number)




                     6601 West Broad Street
                         P.O. Box 27003
                  Richmond, Virginia 23261-7003
                  -----------------------------
            (Address of Principal Executive Offices,
                       including zip code)


                         (804) 281-2000
                         --------------
      (Registrant's Telephone Number, including area code)

Item 5.   Other Events.

     The Registrant announced on June 23, 1998 that it has signed a letter of intent to sell its rolling mill in North Alabama and certain related assets to Avalon-Borden Companies, Inc.

     Assets included in the sale are the Registrant's Alloys rolling mill, two nearby reclamation plants that provide input metal to the mill, and the Sheffield coil coating facility. The principal product manufactured is aluminum sheet used to produce beverage cans and ends. The four operations employ approximately 1,600 people.

     The transaction is expected to close in the second half of the year. While the terms of the transaction were not disclosed, the Registrant expects to realize a loss, after tax, in the range of $175 million to $200 million, or $2.40 to $2.75 per share.
The sale is subject to regulatory and board approvals, negotiation and execution of definitive agreements, third-party consents (including consents from key customers and suppliers), completion of financing for the transaction by Avalon-Borden and other customary closing conditions. The transaction is part of the Registrant's previously announced Portfolio Review process to improve corporate performance and strengthen its financial position.

     Avalon-Borden Companies, Inc. is a privately held corporation with headquarters in Montgomery, Alabama. Avalon-
Borden owns Avalon Media, a digital ad insertion company, as well as Global Interconnect, a manufacturer of digital insertion equipment.

     This filing contains forward looking statements. Actual results could differ materially from those that may be projected. Please refer to the Management's Discussion and Analysis in the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 for a summary of key risk factors that could affect results.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   REYNOLDS METALS COMPANY



                                   By:  /s/ D. Michael Jones
                                        -------------------------
                                          D. Michael Jones
                                          Senior Vice President and
                                          General Counsel

Dated:  June 29, 1998